                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                                (Amendment No. __)(1)


                           Digital Insight Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    25385P106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 29, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)



--------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information that would alter the disclosures provided in a prior cover page.

         The information required on the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                      13G
CUSIP No.  25385P106                                       Page  2  of  6  Pages
                                                                ---    ---


         1)       Name of Reporting Persons
                  I.R.S. Identification No. of Above Persons (Entities Only)

                  Nasser J. Kazeminy
--------------------------------------------------------------------------------

         2)       Check the Appropriate Box if a Member of a Group*

                  (a) [X]
                  (b) [ ]

--------------------------------------------------------------------------------
         3)       SEC Use only

--------------------------------------------------------------------------------
         4)       Citizenship or Place of Organization

                  U.S.A.
--------------------------------------------------------------------------------
Number                     5)       Sole Voting Power
of
Shares                              0
Beneficially                        --------------------------------------------
Owned                      6)       Shared Voting Power
by
Each                                2,516,259
Reporting                           --------------------------------------------
Person                     7)       Sole Dispositive Power
With
                                    0
                                    --------------------------------------------
                           8)       Shared Dispositive Power

                                    2,516,259
--------------------------------------------------------------------------------
         9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,516,259
--------------------------------------------------------------------------------
         10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain
              Shares*                                                       [X]

--------------------------------------------------------------------------------
         11) Percent of Class Represented by Amount in Row 9

                                    17.04%
--------------------------------------------------------------------------------
         12)  Type of Reporting Person*

                                    IN
--------------------------------------------------------------------------------

* See Instructions Before Filling Out

                                      13G
CUSIP No.  25385P106                                       Page  3  of  6  Pages
                                                                ---    ---


         1)       Name of Reporting Persons
                  I.R.S. Identification No. of Above Persons (Entities Only)

                  Exponential Partners II Limited Partnership
--------------------------------------------------------------------------------

         2)       Check the Appropriate Box if a Member of a Group*

                  (a) [X]
                  (b) [ ]

--------------------------------------------------------------------------------
         3)       SEC Use only

--------------------------------------------------------------------------------
         4)       Citizenship or Place of Organization

                  Nevada
--------------------------------------------------------------------------------
Number                     5)       Sole Voting Power
of
Shares                              0
Beneficially                        --------------------------------------------
Owned                      6)       Shared Voting Power
by
Each                                1,986,413
Reporting                           --------------------------------------------
Person                     7)       Sole Dispositive Power
With
                                    0
                                    --------------------------------------------
                           8)       Shared Dispositive Power

                                    1,986,413
--------------------------------------------------------------------------------
         9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                                    1,986,413
--------------------------------------------------------------------------------
         10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain
              Shares*                                                       [ ]

--------------------------------------------------------------------------------
         11) Percent of Class Represented by Amount in Row 9

                                    13.46%
--------------------------------------------------------------------------------
         12)  Type of Reporting Person*

                                    PN
--------------------------------------------------------------------------------

* See Instructions Before Filling Out

                                                           Page  4  of  6  Pages
                                                                ---    ---


ITEM 1 (a)   NAME OF ISSUER:

         Digital Insight Corporation

ITEM 1 (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         26025 Mureau Road
         Calabrasas, CA 91302

ITEM 2 (a)   NAME OF PERSON FILING

         Nasser J. Kazeminy
         Exponential Partners II Limited Partnership

ITEM 2 (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         Nasser J. Kazeminy
         760 Island Drive
         Palm Beach, FL 33480

         Exponential Partners II Limited Partnership

         300 South Fourth St., Suite 1700
         Las Vegas, NV 89101


ITEM 2 (c)   CITIZENSHIP:

         Nasser J. Kazeminy - U.S.A.
         Exponential Partners II Limited Partnership - a Nevada Partnership

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

         Common Stock, $0.001 par value

ITEM 2 (e)   CUSIP NUMBER

         25385P106

ITEM 3:

         Not applicable
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                                                           Page  5  of  6  Pages
                                                                ---    ---


ITEM 4    OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned
     (b)    Percent of class
     (c)    Number of shares as to which such person has:
            (1) Sole power to vote or to direct the vote ________
            (2) Shared power to vote or to direct the vote ________
            (3) Sole power to dispose or to direct the disposition of ________
            (4) Shared power to dispose or to direct the disposition of ________

     See items 5-9 of cover pages.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     See Item 8 below.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not applicable

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     The members of the group are Nasser J. Kazeminy and Exponential Partners II Limited Partnership.

     Nasser J. Kazeminy is the sole limited partner of Exponential Partners II Limited Partnership and the sole member of NJK Investments, LLC, which is the sole general partner of Exponential Partners II Limited Partnership.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

     Not applicable
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                                                           Page  6  of  6  Pages
                                                                ---    ---


ITEM 10   CERTIFICATION:

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1 (c):

     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:            January 10, 2000


/s/ Nasser J. Kazeminy
-------------------------------
Nasser J. Kazeminy


EXPONENTIAL PARTNERS II
LIMITED PARTNERSHIP

By:  NJK INVESTMENTS, LLC
Its: General Partner

     /s/ Nasser J. Kazeminy
     -------------------------------
     By:  Nasser J. Kazeminy
      Its:  Sole Member